FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
              of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

         Blake,     Allen   H.
         11901 Olive Boulevard
         St. Louis, Missouri 63141


2. Issuer Name and Ticker or Trading Symbol

         First Banks America, Inc.
         FBA

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
         November 30, 2000

5. If Amendment, Date of Original   (Month/Year)

6. Relationship of Reporting Person to Issuer
              (Check all applicable)

        X   Director                                   _______ 10% Owner
     ------
        X   Officer (give title below)                 Other (Specify below)
     ------
              EVP /COO/SEC

7. Individual or Joint/Group Filing (Check applicable line):

        X   Form filed by One Reporting Person
     ------
     ______ Form filed by more than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

1.       Title of Security:         Common Stock (Par Value $0.15)

2.       Transaction Date (Month/Day/Year): 11/15/00
                                            11/16/00
                                            11/20/00

3. Transaction Code:       Code:    P       V: N/A

4. Securities Acquired (A) or disposed of (D):   A
           Amount:           200               Price:$16.625
                             300                     $16.75
                             300                     $17.00

5. Amount of Securities Beneficially Owned at End of Month:   800

6. Ownership Form Direct (D) or Indirect (I):        D

7. Nature of Indirect Beneficial Ownership: N/A

Table II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------
         (e.g., puts calls, warrants, options, convertible securities)

1.   Title of Derivative Security       N/A

2.   Conversion or Exercise Price of Derivative Security  N/A

3.   Transaction Date (Month/Day/Year): N/A

4.   Transaction Code:                Code:      N/A          V:     N/A

5.   Number of Derivative Securities Acquired (A)____ or Disposed of (D)____
              N/A

6.   Date Exercisable and Expiration Date (Month/Day/Year)         N/A
     Date Exercisable ____________      Expiration Date ____________
              N/A

7.   Title and Amount of Underlying Securities:  N/A
     Title __________________      Amount or Number of Shares __________:  N/A

8.   Price of Derivative Security:               N/A

9.   Number of Derivative Securities Beneficially Owned at End of Month:   N/A

10.  Ownership Form of Derivative Security Direct (D) or Indirect (i)      N/A

11.  Nature of Indirect Beneficial Ownership:    N/A
Explanation of Responses:



/s/ Allen H. Blake
------------------------------------
Signature of Reporting Person

Date:    December 4th, 2000